Exhibit 10.2
LINCOLN NATIONAL CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

For CEO

This Restricted Stock Unit Award Agreement (the “Agreement”) is by and between Lincoln National Corporation (“LNC”) on behalf of itself and its affiliates, and <First Name> <Last Name> (the “Grantee”), and evidences the grant on <Grant Date> (the “Grant Date”) of Restricted Stock Units (“RSUs”) to Grantee, and Grantee’s acceptance of the RSUs, in accordance with the terms and provisions of the Lincoln National Corporation 2020 Incentive Compensation Plan effective June 11, 2020 (the “Plan”) and this Agreement. LNC and Grantee agree as follows:

1.Number of Shares Granted. Grantee is awarded <Granted Amount> RSUs subject to the terms and restrictions as set forth in the Plan and in this Agreement. In the event an adjustment pursuant to Section 10(c) of the Plan is required, the number of RSUs awarded under this Agreement and/or the number of shares of LNC common stock (the “Shares”) delivered pursuant to RSUs granted under this Agreement shall be adjusted in accordance with Section 10(c) of the Plan. All RSUs after such adjustment (and/or Shares deliverable pursuant to RSUs granted under this Agreement) shall be subject to the same restrictions applicable to such RSUs (and/or Shares issuable pursuant to an RSU granted under this Agreement) before the adjustment.
2.Vesting of Restricted Stock Units. Subject to Paragraph 8, below, the RSUs shall vest upon the earliest to occur of the following dates (such date, the “Vesting Date”), provided Grantee remains in Service (defined in Paragraph 10, below) through such date:
(a)100% as of the third anniversary of the Grant Date; or
(b)100% as of the date on which the Grantee has a Separation from Service (defined in Paragraph 10, below) on account of Total Disability (defined in Paragraph 10, below); or
(c)100% as of the date of the Grantee’s death; or
(d)100% as of the date of the Grantee’s involuntary Separation from Service other than for Cause (defined in Paragraph 10, below), provided such Separation from Service occurs within two years after a Change of Control pursuant to the definition in effect on the day immediately preceding such Change of Control; or
(e)Pro-rata as of the date of a “change in control,” within the meaning of section 409A of the Internal Revenue Code of 1986 as amended, of an LNC Subsidiary or Affiliate employing the Grantee.

    The number of RSUs vesting pro-rata upon the events described in Subparagraphs  2(e) and (g) shall be calculated by taking a fraction where the denominator is equal to the number of days during the three-year period beginning on the Grant Date and ending on the third anniversary of the Grant Date (such three-year period, the “Vesting Period”), and the numerator is equal to the number of days that the Grantee provided Service during the Vesting Period, with this award multiplied by such fraction (rounding up the nearest whole RSU).
    Except as otherwise provided in Subparagraphs 2(f) and (g) below, in the event that Grantee has a Separation from Service prior to the vesting of RSUs as set forth above, other than under the circumstances described in Subparagraphs 2(b) through (e), the RSUs shall be forfeited and automatically transferred back to LNC. Upon forfeiture, Grantee shall have no further rights in such RSUs or Shares deliverable pursuant to an RSU granted hereunder.
Special Circumstances for Retirement and Involuntary Termination other than for Cause
(f)If Grantee Retires (defined in Paragraph 10, below) prior to the Vesting Date, (i) Grantee shall be deemed, solely for purposes of this Paragraph 2, to remain in Service through the Vesting Date, and (ii) the Vesting Date shall be the date set forth in Subparagraph 2(a) or Subparagraph 2(c), whichever is earlier. In the event Grantee is rehired by LNC after Retirement but prior to the Vesting Date described in (ii) above, Grantee shall resume actual Service, and the Vesting Date shall be determined in accordance with Subparagraphs 2(a) through 2(e).
(g)If, prior to the Vesting Date, Grantee is Involuntarily Terminated other than for Cause (as such terms are defined under The Severance Plan for Officers of Lincoln National Corporation), incurs a Separation from Service, and executes a Severance Agreement and General Release in form and substance satisfactory to LNC and all revocation periods applicable to such release have expired without such release having been revoked (i) Grantee shall be deemed, solely for purposes of this Paragraph 2, to remain in Service through the Vesting Date but receive a pro-rata award as described above except that the numerator is equal to the number of days beginning on the Grant Date and ending on the date of Separation from Service, and (ii) the Vesting Date shall be the date set forth in Subparagraph 2(a) or Subparagraph 2(c), whichever is earlier. In the event Grantee is rehired by LNC after an Involuntary Termination other than for Cause but prior to the Vesting Date described in (ii) above, Grantee shall resume actual Service, and the Vesting Date shall be determined in accordance with Subparagraphs 2(a) through 2(e).
3.Dividend Equivalent Units. No cash dividends shall be payable with respect to the RSUs. Instead, for each RSU, Grantee shall have a dividend equivalent unit (“DEU”). The DEU shall entitle the Grantee to additional RSUs on each date that dividends are paid on Shares while the RSU is outstanding. The number of RSUs to be credited on a dividend payment date based on each DEU shall equal the number (or fraction thereof) obtained by dividing the aggregate dividend that would have been paid if the RSUs had been outstanding Shares by the Fair Market Value of a Share on the date of the payment of the dividend. DEUs have the same restrictions as the underlying RSUs.

4.Distribution of Shares. A Share shall be distributed to Grantee (or to Grantee’s estate) for every RSU (including RSUs credited based on DEUs), that vested in accordance with Subparagraphs 2(a) through 2(e), on or within 60 days after the Vesting Date.
Once a Share has been issued with respect to an RSU pursuant to this Agreement and the Plan, the Grantee shall have no further rights with respect to the RSU.
5.Tax Withholding. LNC will require Grantee to remit an amount equal to any tax withholding required by federal, state, or local law on the value of the RSUs at such time as LNC is required to withhold such amounts. In accordance with procedures established by the Compensation Committee of the LNC Board of Directors (the “Committee”), Grantee may satisfy any required tax withholding payments in any combination of cash, certified check, or Shares (including the surrender of Shares held by the Grantee or those that would otherwise be issued in settlement of this award). Any surrendered or withheld Shares will constitute satisfaction of any required tax withholding to the extent of their Fair Market Value.
6.Voting Rights. Grantee shall have no voting rights with respect to RSUs.
7.Transferability. Neither the RSUs granted under this Agreement, nor any interest or right therein or part thereof, shall be transferred, sold, pledged, hypothecated, margined or otherwise encumbered by the Grantee, except by will or the laws of descent and distribution.
8.Cancellation/Rescission of Award after Vesting or Distribution/Termination for Cause.
This award and any Shares distributed in settlement of this award will be subject to potential forfeiture, recoupment or other action in accordance with the terms of this Agreement and any applicable claw back or recoupment policies implemented by the Company, as it may be amended or restated from time to time, or in accordance with any rules or regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange pursuant to Section 10D of the Securities Exchange Act of 1934 or other applicable law.

(a)    If Grantee’s Service is terminated for Cause, any Shares distributed in settlement of this award during the six (6) month period prior to such termination for Cause shall be rescinded and any such Shares not yet delivered in settlement of this award shall be cancelled without further action by the Committee or its delegate.
(b)    If Grantee fails to comply with the non-competition, non-solicitation, non-disparagement, or non-disclosure provisions described in Subparagraphs 9(a) through 9(d) below, before Shares are distributed in settlement of this award, in addition to the remedies provided in Subparagraph 9(e) below, this award shall be cancelled without further action by the Committee or its delegate.
(c)    If requested by LNC, at the time Shares are to be distributed pursuant to this Agreement, Grantee shall certify in a form acceptable to LNC that Grantee is in compliance with the terms and conditions described in Subparagraphs 9(a) through 9(d) below. Grantee’s failure to comply with Subparagraphs 9(a) or 9(b) at any time from the Grant Date through the applicable time periods specified in Subparagraphs 9(a) or 9(b) shall cause such Shares to be rescinded. Grantee’s failure to comply with Subparagraphs 9(c) or 9(d) at any time on or after the Grant Date shall cause such Shares to be rescinded.
(d)    (1) LNC shall notify Grantee in writing of any such rescission: (A) in the case of Subparagraph 8(a), not later than 90 days after such termination for Cause; and (B) not later than 180 days after LNC obtains knowledge of Grantee’s failure to comply with Subparagraphs 9(a) through 9(d) below.
(2) Within ten (10) days after receiving a rescission notice from LNC: (A) Grantee must surrender to LNC the Shares acquired upon settlement of this award; or (B) if such Shares have been sold or transferred, (i) Grantee must make a payment to LNC of the proceeds from such sale or transfer, or (ii) if there are no proceeds from such transfer, Grantee must make a payment to LNC equal to the Fair Market Value of such Shares on the date of such transfer.
In all cases, Grantee shall pay to LNC the gross amount of any gain realized or payment received (not net of any withholding or other taxes paid by Grantee) as a result of the RSUs.
9.Covenants.
Grantee recognizes and acknowledges that during the term of employment, Grantee has had, and will continue to have, access to confidential and proprietary business information and trade secrets belonging to LNC and LNC’s customers, including, but not limited to, customer information, customer lists, pricing, products, information relating to sales, sales leads, sales performance, sales volume, LNC business and financial strategy, LNC quarterly business reviews, and LNC data, all of which are of substantial value to LNC. Grantee therefore agrees that the restrictive covenants below are reasonable and necessary to protect LNC’s trade secrets and confidential information.

(a)Non-Competition. From the Grant Date through the six (6) month period after the date Shares are distributed in settlement of the RSUs, Grantee may not become employed by, work on behalf of, consult with, or otherwise render services that are the same or similar to the services rendered by Grantee to the business unit(s) for which Grantee provided Service or otherwise had responsibilities for within six (6) months prior to his/her Separation from Service to any other business, firm, person, partnership, corporation or other organization that competes with or provides, or is planning to provide, the same or similar products and/or services. Grantee understands and agrees that due to the nature of LNC’s nationwide business and the nationwide scope of Grantee’s employment, this restriction is nationwide in scope.
(b)Non-Solicitation of Employees and Other Service Providers. During Grantee’s employment with LNC, and for a period of twelve (12) months following the date Shares are distributed in settlement of the RSUs, for any reason, Grantee shall not directly or indirectly hire, manage, solicit, or recruit, or aid in the hiring, soliciting, or recruiting of any persons who are at the time of hire, or were at any time within the six (6) months prior to hire, employees, agents, representatives, or consultants of LNC whom Grantee had hired, managed, supervised, or otherwise became familiar in any capacity with as a result of his/her Service.
(c)Non-Disparagement. Grantee agrees not to defame LNC or any of its affiliates, products, employees, officers, directors or services, or make or solicit any comments, statement or the like to the media or others that may be considered to be derogatory or harmful to the good name or business reputation of LNC or its affiliates, except that Grantee may testify truthfully in any legal proceeding where his testimony is compelled by subpoena under oath. This provision also applies to any comments or statements which Grantee may make on the internet, including but not limited to comments, statements and/or videos placed in email, and/or on YouTube, Instagram, Facebook, X or any other social media site.
(d)Non-Disclosure & Ideas Provision. Grantee shall not, without prior written authorization from LNC, disclose to anyone outside LNC, or use in other than LNC’s business, any trade secrets or confidential and/or proprietary information received from or on behalf of, developed for, or otherwise relating to the business of, LNC. Any confidentiality or non-disclosure obligations in this Agreement does not prohibit or restrict Grantee (or Grantee’s attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization, or any other state, local, or federal regulatory, investigative, or enforcement entity, agency, or authority. For purposes of this Agreement, a confidential disclosure to government officials or attorneys solely for purposes of reporting or investigating a suspected violation of the law (or disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal) is immune from civil and criminal liabilities under federal and state trade secret laws. Confidential information or trade secrets shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, devices, programs, computer software, writings, research, personnel information of whatever nature, in the possession or control of LNC which has not or have not been published or disclosed to the general public or which give LNC an opportunity to obtain an advantage over competitors who do not have access to such information. Grantee agrees and acknowledges that LNC has exercised reasonable efforts to secure its confidential information and trade secrets, including, but not limited to, restricting access to them to those Company employees who need to access such information in the performance of their duties for LNC, enacting and enforcing policies regarding the authorized uses for them, and not disclosing them to third-parties. Grantee further agree and acknowledge that LNC’s trade secrets and confidential information are of value to LNC and were created and maintained at significant expense to LNC. Furthermore, Grantee agrees to disclose and assign to LNC all rights and interest in any invention or idea that Grantee developed or helped develop for actual or related business, research, or development work during the period of Grantee’s Service.
(e)Consent to Injunction; Attorneys’ Fees and Costs. Grantee acknowledges that any violation of the non-competition, non-solicitation, non- disparagement, or non-disclosure provisions described in Subparagraphs 9(a) through 9(d) would entail irreparable injury to the business and goodwill of LNC and would jeopardize the competitive position in the marketplace held by LNC. Therefore, Grantee also acknowledges that, in the event of any violation of Subparagraphs 9(a) through 9(d) by Grantee, the cancellation/rescission of the award alone will be inadequate to compensate LNC, and LNC will be entitled, as a matter of right and without the obligation to post a bond or other security, to an injunction issued by any court of competent jurisdiction and other equitable relief to prevent any actual, intended or likely violation of this Agreement. If LNC brings legal action for injunctive relief, LNC shall have the benefit of the full periods of the post-employment covenants set forth above. The injunction shall run from the date injunctive relief is granted but reduced by the time period after the separation of employment that Grantee was not in violation of the applicable covenant(s). In the event LNC elects to seek any remedy by court action, rendered necessary as the result of any violation or threatened violation of the Agreement by Grantee, and LNC prevails in such action, Grantee shall be responsible to pay all costs and attorneys’ fees incurred by LNC in taking such action.

Notwithstanding anything herein to the contrary, LNC may, in its discretion, waive Grantee’s compliance with Subparagraphs 9(a) through 9(d) in whole or part in any individual case. Moreover, if Grantee’s Service is terminated by LNC other than for Cause, a failure by Grantee to comply with the provisions of Subparagraph 9(a) through 9(d) above, after such termination shall not in and of itself cause rescission if the Shares were distributed in settlement of the RSUs prior to Grantee’s date of termination.
If any term, provision or paragraph of this Paragraph 9 shall be determined by a court to be invalid or unenforceable for any reason, the term, provision or paragraph shall be construed so as to be enforceable to the maximum extent compatible with the applicable laws in effect at the time; and such determination of invalidity shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect. If any term, provision or paragraph of this Paragraph 9 shall be determined by a court to be unenforceable because of the scope or duration thereof, the parties hereby expressly agree that the court making such determination shall have the power to reduce the scope or duration and/or restrict the geographical area of such term, provision or paragraph and/or to delete such specific words or phrases which the court shall deem necessary to permit enforcement of such term, provision or paragraph in restricted form. If any term, provision or paragraph of this Paragraph 9 is found to be in conflict with any state or local law or regulation, the applicable state or local law will control to the extent that such state or local law applies to the Grantee.

10.Definitions. As used in this Agreement:
    “Cause” means (a) a conviction of a crime that is job related or that may otherwise cause harm to the reputation of the Corporation; (b) any act or omission detrimental to the conduct of business of the Corporation; (c) inability to obtain or retain proper licenses; (d) theft, dishonesty, fraud or misrepresentation; (e) failure to cooperate or be truthful in connection with an investigation related to the Corporation; (f) violation of any rule or regulation of any regulatory agency or self-regulatory agency; or (g) violation of any policy or rule of the Corporation. Cause shall be determined in the sole discretion of the Committee.

“Corporation” means LNC or any subsidiary.
    “Retires” or “Retirement” means Grantee’s Separation from Service, other than for Cause, from LNC or any Subsidiary at age 55 or older with at least five (5) years of Service.
    “Service” means Grantee’s continuous service as a common law employee of, or as a planner with a full-time agent’s contract with, LNC or any Subsidiary. Service as a common law employee is the period of time Grantee is on the payroll of LNC or a Subsidiary but prior to the time the Grantee has had a Separation from Service. Service as a planner is the period of time Grantee’s full-time agent’s contract is in effect but prior to the time the Grantee has had a Separation from Service.
    “Separation from Service” has the meaning given such term in Code section 409A and the regulations issued thereunder.
“Subsidiary” means a corporation in which LNC has ownership of at least twenty-five percent.
“Total Disability” means (as determined by the Committee) a disability that results in Grantee being unable to engage in any occupation or employment for wage or profit for which Grantee is, or becomes, reasonably qualified by training, education or experience. In addition, the disability must have lasted six (6) months and be expected to continue for at least six (6) more months or be expected to continue unto death.
11.Compliance with Securities Laws. Shares shall not be issued with respect to RSUs unless the issuance and delivery of such Shares shall comply with all relevant provisions of state and federal laws, rules and regulations, and, in the discretion of LNC, shall be further subject to the approval of counsel for LNC with respect to that compliance.
12.    Governing Law; Forum for Disputes. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule (whether of the chosen state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. Venue for any dispute relating to the Agreement shall be in the state or federal court, as applicable, having jurisdiction over claims arising in Delaware County, Pennsylvania, or such other venue as determined by LNC to best enforce its rights under this Agreement. To the extent legally possible, Grantee expressly waives any objections to LNC’s choice of venue and waives any arguments based on the inconvenience of the selected venue.

13.    Incorporation of Plan Terms. This award is subject to the terms and conditions of the Plan. Such terms and conditions of the Plan are incorporated into and made a part of this Agreement by reference. In the event of any conflicts between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

14.    Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
IN WITNESS WHEREOF, LNC, by its duly authorized officer has signed this Agreement as of the effective date set out above.

LINCOLN NATIONAL CORPORATION

By:     /s/ Deirdre Connelly
Deirdre Connelly
Chair of the Compensation Committee

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